                               EXHIBIT NUMBER 2.1

                             AMENDED AND RESTATED

                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG


                           INFOMED HOLDINGS, INC.,

                        SIMIONE CENTRAL HOLDING, INC.

                                     AND

                                INFOSUB, INC.


                        DATED AS OF SEPTEMBER 5, 1996

                              TABLE OF CONTENTS

                                                                                                             Page
                                                                                                             ----
PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

PREAMBLE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

ARTICLE 1 - THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
1.1          Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
1.2          Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
1.3          Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
1.4          Shares Held by SCHI or InfoMed . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
1.5          Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2
1.6          Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
1.7          Conversion of Stock Options and Warrants; Restricted Stock . . . . . . . . . . . . . . . . .     3
1.8          Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
1.9          Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
ARTICLE 2 - MANAGEMENT AFTER THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
2.1          Directors of SCHI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
2.2          Officers of SCHI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
2.3          Board of Directors of InfoMed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
2.4          Officers of InfoMed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
ARTICLE 2 - CLOSING; EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
3.1          Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
3.2          Exchange of SCHI Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     7
ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF SCHI  . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
4.1          Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
4.2          Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
4.3          Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
4.4          SCHI Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
4.5          Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    10
4.6          Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
4.7          Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
4.8          Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
4.9          Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
4.10         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
4.11         Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
4.12         Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
4.13         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    15
4.14         Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
4.15         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
4.16         Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
4.17         Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
4.18         Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
4.19         State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
4.20         Charter Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF INFOMED . . . . . . . . . . . . . . . . . . . . . . . . . .    19
5.1          Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
5.2          Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
5.3          Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
5.4          InfoMed Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
5.5          SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
5.6          Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
5.7          Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
5.8          Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23
5.9          Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
5.10         Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
5.11         Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
5.12         Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
5.13         Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    26
5.14         Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
5.15         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    28
5.16         Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
5.17         Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
5.18         Authority of Infosub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
5.19         Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
5.20         State Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
5.21         Charter Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
ARTICLE 6 - CONDUCT OF BUSINESS PENDING CONSUMMATION  . . . . . . . . . . . . . . . . . . . . . . . . . .    30
6.1          Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
6.2          Negative Covenants of SCHI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    30
6.3          Negative Covenants of InfoMed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
6.4          Adverse Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    34
6.5          Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
ARTICLE 7 - ADDITIONAL AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.1          Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.3          Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    35
7.3          Filings with State Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
7.4          Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
8.5          Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    36
7.6          Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
7.7          Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
8.8          Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    37
7.9          Certain Rights of Certain InfoMed Shareholders . . . . . . . . . . . . . . . . . . . . . . .    37
7.10         Large Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    38
ARTICLE 8 - CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE . . . . . . . . . . . . . . . . . . . . . .    38
8.1          Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . .    38
8.2          Conditions to Obligations of InfoMed . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40
8.3          Conditions to Obligations of SCHI  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    41

ARTICLE 9 - TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
9.1          Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    42
9.2          Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
9.3          Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . .    43
ARTICLE 10 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
11.1         Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    43
10.2         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
10.3         Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    51
10.4         Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
10.5         Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
10.6         Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52
10.7         Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
10.8         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    53
10.9         Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
10.10        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
10.11        Captions; Articles and Sections  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
10.12        Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
10.13        Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
10.14        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    54
SIGNATURES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    55

                                LIST OF EXHIBITS


EXHIBIT NUMBER     DESCRIPTION

       1.          Form of SCHI Non-Accredited Shareholder Supplement (Section
                   3.2(a)).

       2           Form of SCHI Accredited Shareholder Supplement (Section
                   3.2(a)).

       3.          Form of Registration Rights Agreement (Section 8.1(f)).

       4. Matters as to which Powell, Goldstein, Frazer & Murphy will opine (Section 8.1(g)).


       ** Exhibits and Schedules are not included with this filing. A copy of any omitted exhibit or schedule will be furnished supplementally to the Commission upon request.**

                             AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER


             THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 5, 1996, by and among INFOMED HOLDINGS, INC. ("InfoMed"), a Delaware corporation; SIMIONE CENTRAL HOLDING INC. ("SCHI"), a Georgia corporation; and, upon its organization and execution of this Agreement, INFOSUB, INC. ("Infosub"), a Georgia corporation.


                                    PREAMBLE

             The respective Boards of Directors of SCHI and InfoMed are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the merger of Infosub with and into SCHI (the "Merger"). At the effective time of the Merger, the outstanding shares of the capital stock of SCHI shall be converted into the right to receive shares of the common stock of InfoMed (except as provided herein). As a result, shareholders of SCHI shall become shareholders of InfoMed and SCHI shall continue to conduct its business and operations as a wholly owned subsidiary of InfoMed. The transactions described in this Agreement are subject to the approvals of the shareholders of SCHI and the satisfaction of certain other conditions described in this Agreement.

             It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

             Certain terms used in this Agreement are defined in Section 10.1.

             On September 5, 1996, InfoMed and SCHI signed the original Agreement and Plan of Merger and such parties desire to amend and restate such Agreement as of such date, whereupon this Amended and Restated Agreement and Plan of Merger is being executed on September 13, 1996, as of September 5, 1996.

                                   ARTICLE 1
                                   THE MERGER

             1.1 MERGER. Subject to the terms and conditions of this Agreement at the Effective Time, Infosub shall be merged with and into SCHI in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). SCHI shall be the surviving corporation resulting from the Merger (the "Surviving Corporation") and shall become a wholly-owned Subsidiary of InfoMed and shall continue to be governed by the Laws of the State of Georgia. The Merger shall be consummated pursuant to the terms of this Agreement which has been approved and adopted by the respective Boards of Directors of SCHI and InfoMed, and which, prior to the Effective Time, will have been approved and adopted by Infosub and by InfoMed, as the sole shareholder of Infosub.

             1.2 EFFECTIVE TIME. The Merger shall become effective on the date and at the time the Certificate of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time").

             1.3   CONVERSION OF SHARES.  Subject to the provisions of this
Section 1.3, at the Effective Time, by virtue of the Merger and without any action on the part of InfoMed, SCHI, Infosub or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                   (a) Each share of InfoMed Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                   (b) Each share of Infosub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of SCHI Common Stock.

                   (c) Each share of SCHI Common Stock, excluding shares held by any SCHI Company or any InfoMed Company, excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in Section 1.5, and excluding shares held by holders of SCHI Common Stock who have not delivered to SCHI and InfoMed either an SCHI Accredited Shareholder Supplement or an SCHI Non-Accredited Shareholder Supplement in accordance with Section 3.2, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .22021 shares of InfoMed Common Stock (the "Exchange Ratio").

                   (d) Each share of SCHI Common Stock held by a holder who fails to deliver to SCHI and InfoMed either an SCHI Accredited Shareholder Supplement or an SCHI Non-Accredited Shareholder Supplement in accordance with Section 3.2, issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive a cash payment equal to (i) the product of the Exchange Ratio and (ii) the average of the bid and ask prices of InfoMed Common Stock on the principal market on which InfoMed Common Stock is traded (as reported by Nasdaq or, if not reported thereby, any other authoritative source selected by agreement of the Parties) on the last trading day preceding the Effective Time.

             1.4 SHARES HELD BY SCHI OR INFOMED. Each of the shares of SCHI Common Stock held by any SCHI Company or by any InfoMed Company shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

             1.5 DISSENTING SHAREHOLDERS. Any holder of shares of SCHI Common Stock who perfects such holder's dissenters' rights in accordance with and as contemplated by Section 14-2-1302 of the GBCC with respect to holders of the SCHI Common Stock shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of Law and surrendered to SCHI the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of SCHI fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, InfoMed shall issue and deliver the consideration to which such holder of shares of SCHI Common Stock is entitled under Section 1.3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of SCHI Common Stock held by such holder. If and to the extent required by applicable Law, SCHI will establish (or cause to be established) an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to SCHI.

             1.6 FRACTIONAL SHARES. notwithstanding any other provision of this agreement, each holder of shares of schi common stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of infomed common stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of infomed common stock multiplied by the market value of one share of infomed common stock at the effective time. The market value of one share of infomed common stock at the effective time shall be the average of the bid and ask prices of infomed common stock on the principal market on which infomed common stock is traded (as reported by nasdaq or, if not reported thereby, any other authoritative source selected by schi) on the last trading day preceding the effective time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

             1.7   CONVERSION OF STOCK OPTIONS AND WARRANTS; RESTRICTED STOCK.

                   (a) At the Effective Time, each option or other right to purchase shares of SCHI Common Stock pursuant to stock options ("SCHI Options") whether granted by SCHI under the SCHI Stock Plans or otherwise, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to InfoMed Common Stock, and InfoMed shall assume each SCHI Option, in accordance with the terms of the SCHI Stock Plan or other stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) InfoMed and the appropriate InfoMed committee of its Board of Directors shall be substituted for SCHI and the Committee of SCHI's Board of Directors (including, if applicable, the entire Board of Directors of SCHI) for purposes of administering such SCHI Stock Plan,
(ii) each SCHI Option assumed by InfoMed may be exercised solely for shares of InfoMed Common Stock (or cash, if so provided under the terms of such SCHI Option), (iii) the number of shares of InfoMed Common Stock subject to such SCHI Option shall be equal to the number of shares of SCHI Common Stock subject to such SCHI Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, and (iv) the per share exercise price under each such SCHI Option shall be adjusted by dividing the per share exercise price under each such SCHI Option by the Exchange Ratio and rounding up to the nearest cent. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence of this Section 1.7(a), each SCHI Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.
Each of SCHI and InfoMed agrees to take all necessary steps to effectuate the foregoing provisions of this Section 1.7(a), including using its reasonable efforts to obtain from each holder of an SCHI Option any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 1.7(a). Anything in this Agreement to the contrary notwithstanding, InfoMed shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 1.7(a) to a former holder of an SCHI Option who has not delivered such Consent or Contract. As soon as practicable after the Effective Time, InfoMed shall deliver to the participants in each SCHI Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants subject to such SCHI Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.7(a) after giving effect to the Merger), and InfoMed shall comply with the terms of each SCHI Stock Plan to ensure, to the extent required by, and subject to the provisions of, such SCHI Stock Plan, that SCHI Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, InfoMed shall take all corporate action necessary to reserve for issuance sufficient shares of InfoMed Common Stock for delivery upon exercise of SCHI Options assumed by it in accordance with this Section 1.7 As soon as practicable after the Effective Time, InfoMed shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of InfoMed Common Stock subject to SCHI Options and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, InfoMed shall administer the SCHI Stock Plan assumed pursuant to this Section 1.7 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act.

                   (b) At the Effective Time, each warrant or other right to purchase shares of SCHI Common Stock pursuant to warrants ("SCHI Warrants") granted by SCHI which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to InfoMed Common Stock, and InfoMed shall assume each SCHI Warrant, in accordance with the terms of the warrant agreement by which it is evidenced, except that from and after the Effective Time, (i) each SCHI Warrant assumed by InfoMed may be exercised solely for shares of InfoMed Common Stock (or cash, if so provided under the terms of such SCHI Warrant), (ii) the number of shares of InfoMed Common Stock subject to such SCHI Warrant shall be equal to the number of shares of SCHI Common Stock subject to such SCHI Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iii) the per share exercise price under each such SCHI Warrant shall be adjusted by dividing the per share exercise price under each such SCHI Warrant by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (ii) of the preceding sentence, InfoMed shall not be obligated to issue any fraction of a share of InfoMed Common Stock upon exercise of SCHI Warrants and any fraction of a share of InfoMed Common Stock that otherwise would be subject to a converted SCHI Warrant shall represent the right to receive a cash payment upon exercise of such converted SCHI Warrant equal to the product of such fraction and the difference between the market value of one share of InfoMed Common Stock at the time of exercise of such SCHI

Warrant and the per share exercise price of such SCHI Warrant. The market value of one share of InfoMed Common Stock at the time of exercise of an SCHI Warrant shall be the last sale price of such common stock on the principal trading market on which InfoMed Common Stock is traded (as reported by Nasdaq or, if not reported thereby, any other authoritative source selected by InfoMed) on the last trading day preceding the date of exercise. Each of SCHI and InfoMed agrees to take all necessary steps to effectuate the foregoing provisions of this Section 1.7(b), including using its reasonable efforts to obtain from each holder of an SCHI Warrant any Consent or Contract that may be deemed necessary or advisable in order to effect the transactions contemplated by this Section 1.7(b). Anything in this Agreement to the contrary notwithstanding, InfoMed shall have the right, in its sole discretion, not to deliver the consideration provided in this Section 1.7(b) to a former holder of an SCHI Warrant who has not delivered such Consent or Contract. As soon as practicable after the Effective Time, InfoMed shall deliver to each holder of record of an SCHI Warrant an appropriate notice setting forth such holder's rights pursuant thereto and such warrants shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.7(b) after giving effect to the Merger). At or prior to the Effective Time, InfoMed shall take all corporate action necessary to reserve for issuance sufficient shares of InfoMed Common Stock for delivery upon exercise of SCHI Warrants assumed by it in accordance with this Section 1.7(b).

                   (c) All contractual restrictions or limitations on transfer with respect to SCHI Common Stock awarded under the SCHI Stock Plan, the SCHI Warrants or any other plan, program, Contract or arrangement of any SCHI Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of InfoMed Common Stock into which such restricted stock is converted pursuant to
Section 1.3.

             1.8 CHARTER. The Articles of Incorporation of SCHI, as in effect at the Effective Time, shall continue in full force and effect following the Effective Time as the Articles of Incorporation of the Surviving Corporation until duly amended or repealed as provided by law or by such Articles of Incorporation.

             1.9 BYLAWS. The Bylaws of SCHI in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until duly amended or repealed.


                                   ARTICLE 2
                          MANAGEMENT AFTER THE MERGER

             2.1 DIRECTORS OF SCHI. The directors of SCHI in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

             2.2 OFFICERS OF SCHI. The officers of SCHI in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

             2.3 BOARD OF DIRECTORS OF INFOMED. Prior to the Effective Time, the Board of Directors of InfoMed shall have taken all corporate action necessary to cause the Board of Directors of InfoMed to consist of the following persons effective as of the Effective Time until successor directors have been duly elected and have taken office:

             (i)   Gary M. Bremer, Chairman;
             (ii)  William J. Simione, Jr., Vice Chairman;
             (iii) James R. Henderson;
             (iv)  Barrett C. O'Donnell; and
             (v)   Murali Anantharaman.

             2.4   OFFICERS OF INFOMED.   Prior to the Effective Time, the
Board of Directors of InfoMed shall have taken all corporate action necessary to cause the following persons to serve as officers of InfoMed in the offices appearing next to such person's name effective as of the Effective Time until the Board of Directors of InfoMed shall have elected and appointed a replacement officer:

             Gary M. Bremer                                 Chief Executive Officer and Chairman
             James R. Henderson                             President
             William J. Simione, Jr.                        Executive Vice President
             Gary W. Rasmussen                              Chief Operating Officer
             Lori N. Siegel                                 Chief Financial Officer and Treasurer
             James A. Tramonte                              General Counsel and Secretary


                                   ARTICLE 3
                          CLOSING; EXCHANGE OF SHARES

             3.1 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated in Article 1 (the "Closing") will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur not later than the third business day following the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (b) the date on which the shareholders of SCHI approve this Agreement and the transactions contemplated hereby, to the extent such approval is required by applicable Law; provided, that the Effective Time shall not occur earlier than October 1, 1996.

             3.2   EXCHANGE OF SCHI SHARES

                   (A) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Parties shall cause Continental Stock Transfer & Trust Company (the "Exchange Agent") to mail to the former shareholders of SCHI appropriate transmittal materials which shall contain, (i) for those SCHI Non-Accredited Shareholders who have not previously executed and delivered to InfoMed an SCHI Non-Accredited Shareholder Supplement, an SCHI Non-Accredited Shareholder Supplement substantially in the form of Exhibit 1, (ii) for those SCHI Accredited shareholders who have not previously executed and delivered to InfoMed an SCHI Accredited Shareholder Supplement, an SCHI Accredited Shareholder Supplement substantially in the form of Exhibit 2, and shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of SCHI Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties. After the Effective Time, each holder of shares of SCHI Common Stock (other than shares to be canceled pursuant to Section 1.4 or as to which statutory dissenters' rights have been perfected as provided in
Section 1.5) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 1.3(c), together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 3.2(b); provided, however, that no holder of shares of SCHI Common Stock shall receive such consideration until such holder has delivered to InfoMed an executed SCHI Non-Accredited Shareholder Supplement or SCHI Accredited Shareholder Supplement, as the case may be. If InfoMed has not received an executed SCHI Non-Accredited Shareholder Supplement or an executed SCHI Accredited Shareholder Supplement from a holder of shares of SCHI Common Stock after SCHI and InfoMed have taken reasonable efforts to obtain such SCHI Non-Accredited Shareholder Supplement or SCHI Accredited Shareholder Supplement, then not earlier than 30 days after the Effective Time, the Exchange Agent shall pay to such holder of shares of SCHI Common Stock, in lieu of shares of InfoMed Common Stock, cash in accordance with Section 1.3(d). To the extent required by Section 1.6, each holder of shares of SCHI Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of InfoMed Common Stock to which such holder may be otherwise entitled (without interest). InfoMed shall not be obligated to deliver the consideration to which any holder of SCHI Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of SCHI Common Stock for exchange as provided in this Section 3.2(a). The certificate or certificates of SCHI Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither InfoMed nor the Exchange Agent shall be liable to a holder of SCHI Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law. Adoption of this Agreement by the shareholders of SCHI shall constitute ratification of the appointment of the Exchange Agent.

                   (B) RIGHTS OF FORMER SCHI SHAREHOLDERS. At the Effective Time, the stock transfer books of SCHI shall be closed as to holders of SCHI Common Stock immediately prior to the Effective Time and no transfer of SCHI Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 3.2(a), each certificate theretofore representing shares of SCHI Common Stock (other than shares to be canceled pursuant to Sections 1.4 and 1.5) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 1.3 and 1.6 in exchange therefor, subject, however, to SCHI's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by SCHI in respect of such shares of SCHI Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of SCHI shall be entitled to vote after the Effective Time at any meeting of InfoMed shareholders the number of whole shares of InfoMed Common Stock into which their respective shares of SCHI Common Stock are converted, regardless of whether such holders have exchanged their certificates representing SCHI Common Stock for certificates representing InfoMed Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by InfoMed on the InfoMed Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of InfoMed Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of InfoMed Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of SCHI Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 3.2(a). However, upon surrender of such SCHI Common Stock certificate, both the InfoMed Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF SCHI

             SCHI hereby represents and warrants to InfoMed as follows:

             4.1 ORGANIZATION, STANDING, AND POWER. SCHI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. SCHI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCHI.

             4.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) SCHI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of SCHI, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of SCHI Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by SCHI. Subject to such requisite shareholder approval, this Agreement represents the legal, valid, and binding obligation of SCHI, enforceable against SCHI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by SCHI, nor the consummation by SCHI of the transactions contemplated hereby, nor compliance by SCHI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of SCHI's Articles of Incorporation or Bylaws, or (ii) except as disclosed in Section 4.2 of the SCHI Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any SCHI Company under, any Contract or Permit of any SCHI Company or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(a), violate any Law or Order applicable to any SCHI Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by SCHI of the Merger and the other transactions contemplated in this Agreement.

             4.3   CAPITAL STOCK.

                   (a) The authorized capital stock of SCHI consists of (i) 100,000,000 shares of SCHI Class A Common Stock, of which 33,953,345 shares are issued and outstanding as of the date of this Agreement, and (ii) one share of SCHI Class B Common Stock, which share is issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of SCHI are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of SCHI has been issued in violation of any preemptive rights of the current or past shareholders of SCHI.

                   (b) Except as set forth in Section 4.3(a) or as disclosed in Section 4.3 of the SCHI Disclosure Memorandum, there are no shares of capital stock or other equity securities of SCHI outstanding and no outstanding Rights relating to the capital stock of SCHI.

             4.4 SCHI SUBSIDIARIES. SCHI has disclosed in Section 4.4 of the SCHI Disclosure Memorandum all of the SCHI Subsidiaries as of the date of this Agreement, identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership. Except as disclosed in Section 4.4 of the SCHI Disclosure Memorandum, SCHI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each SCHI Subsidiary. No capital stock (or other equity interest) of any SCHI Subsidiary is or may become required to be issued (other than to another SCHI Company) by reason of any Rights, and there are no Contracts by which any SCHI Subsidiary is bound to issue (other than to another SCHI Company) additional shares of its capital stock (or other equity interests) or Rights or by which any SCHI Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any SCHI Subsidiary (other than to another SCHI Company). There are no Contracts relating to the rights of any SCHI Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any SCHI Subsidiary. All of the shares of capital stock (or other equity interests) of each SCHI Subsidiary held by an SCHI Company are fully paid and nonassessable and are owned by the SCHI Company free and clear of any Lien. Except as disclosed in Section 4.4 of the SCHI Disclosure Memorandum, each SCHI Subsidiary is a corporation, duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each SCHI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCHI. The minute book and other organizational documents for each SCHI Subsidiary have been made available to InfoMed for its review, and, except as disclosed in Section 4.4 of the SCHI Disclosure Memorandum, are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Boards of Directors and shareholders thereof.

             4.5 FINANCIAL STATEMENTS. Each of the SCHI Financial Statements (including, in each case, any related notes) was or, in the case of the SCHI Audited Statements, will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented or, in the case of the SCHI Audited Statements, will present in all material respects the consolidated financial position of SCHI and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

             4.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, except as disclosed in the SCHI Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 4.6 of the SCHI Disclosure Memorandum, (a) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCHI, and (b) the SCHI Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of SCHI provided in Article 6.

             4.7   TAX MATTERS.

                   (a) All Tax Returns required to be filed by or on behalf of any of the SCHI Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed
are complete and accurate.   All Taxes shown on filed Tax Returns have been
paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes except as reserved against in the SCHI Financial Statements or as disclosed in Section 4.7 of the SCHI Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the SCHI Companies.

                   (b) None of the SCHI Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) The provision for any Taxes due or to become due for any of the SCHI Companies for the period or periods through and including the date of the respective SCHI Financial Statements that has been made and is reflected on such SCHI Financial Statements is sufficient to cover all such Taxes.

                   (d) Deferred Taxes of the SCHI Companies have been provided for in accordance with GAAP.

                   (e) Except as disclosed in Section 4.7 of the SCHI Disclosure Memorandum, none of the SCHI Companies is a party to any Tax allocation or sharing agreement and none of the SCHI Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was SCHI) or has any Liability for Taxes of any Person (other than SCHI and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                   (f) Each of the SCHI Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                   (g) Except as disclosed in Section 4.7 of the SCHI Disclosure Memorandum, none of the SCHI Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                   (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the SCHI Companies that occurred during or after any taxable period in which the SCHI Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1994.

             4.8 ASSETS. Except as disclosed in Section 4.8 of the SCHI Disclosure Memorandum or as disclosed or reserved against in the SCHI Financial Statements, the SCHI Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the SCHI Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with SCHI's past practices. Except as disclosed in Section 4.8 of the SCHI Disclosure Memorandum, the accounts receivable of SCHI as set forth on the most recent balance sheet included in the SCHI Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and, except in the case of contractually extended payment terms, are collectible within 120 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the SCHI Financial Statements delivered prior to the date of this Agreement, the recorded allowance for bad debts on such balance sheet. The allowance for bad debts on the such balance sheet has been determined in accordance with GAAP. All Assets which are material to SCHI's business on a consolidated basis, held under leases or subleases by any of the SCHI Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. SCHI currently maintains insurance in amounts, scope and coverage which is adequate to meet the needs of the business of the SCHI Companies. None of the SCHI Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims from amounts exceeding in any individual case $1,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any SCHI Company under such policies. The Assets of the SCHI Companies include all Assets required to operate the business of the SCHI Companies as presently conducted.

             4.9 INTELLECTUAL PROPERTY. Each SCHI Company owns or has a license or other right to use all of the Intellectual Property used by such SCHI Company in the course of its business; and, for the Intellectual Property licensed to an SCHI Company, SCHI has used such Intellectual Property in accordance with the license grant. Each SCHI Company is the owner of or has a license to sell or sublicense any Intellectual Property sold, licensed or sublicensed to a third party by such SCHI Company in connection with such SCHI Company's business operations, and such SCHI Company has the right to sell, license or sublicense any such Intellectual Property. No SCHI Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of SCHI threatened, which challenge the rights of any SCHI Company with respect to Intellectual Property used, sold, licensed or sublicensed by such SCHI Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The use by the SCHI Companies of any Intellectual Property does not infringe any proprietary rights of any person. Except as disclosed in Section
4.9 of the SCHI Disclosure Memorandum, no SCHI Company is obligated to pay any recurring royalties to any Person with respect to any Intellectual Property. Except as disclosed in Section 4.9 of the SCHI Disclosure Memorandum, every officer, director, or employee of any SCHI Company is a party to a Contract which requires such officer, director or employee to assign any right, title or interest he or she may have in and to any Intellectual Property to an SCHI Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of an SCHI Company, and no such officer, director or employee is party to any Contract with any Person other than an SCHI Company which requires such officer, director or employee to assign any interest in any Intellectual Property of an SCHI Company to any Person other than an SCHI Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than an SCHI Company. Except as disclosed in Section 4.9 of the SCHI Disclosure Memorandum, no officer, director or, to the Knowledge of SCHI, employee of any SCHI Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any SCHI Company.

             4.10  ENVIRONMENTAL MATTERS.

                   (a) To the Knowledge of SCHI, each SCHI Company and its Operating Properties are, and have been, in compliance with all Environmental Laws.

                   (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any SCHI Company or any of its Operating Properties (or SCHI in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any SCHI Company or any of its Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                   (c) During the period of (i) any SCHI Company's ownership or operation of any of their respective current properties or (ii) any SCHI Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any SCHI Company's ownership or operation of any of their respective current properties or (ii) any SCHI Company's holding of a security interest in a Operating Property, to the Knowledge of SCHI, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, or Operating Property.

             4.11 COMPLIANCE WITH LAWS. Each SCHI Company has in effect all Permits necessary for it to own, lease, or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 4.11 of the SCHI Disclosure Memorandum, none of the SCHI Companies:

                   (a) is in Default under any of the provisions of its Articles of Incorporation or Bylaws (or other governing instruments);

                   (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business or

                   (c) since January 1, 1996, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any SCHI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, (ii) threatening to revoke any Permits, or (iii) requiring any SCHI Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to InfoMed.

             4.12 LABOR RELATIONS. No SCHI Company is the subject of any Litigation asserting that it or any other SCHI Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other SCHI Company to bargain with any labor organization as to wages or conditions of employment, nor is any SCHI Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any SCHI Company, pending or threatened, or to the Knowledge of

SCHI, is there any activity involving any SCHI Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             4.13  EMPLOYEE BENEFIT PLANS.

                   (a) SCHI has disclosed in Section 4.13 of the SCHI Disclosure Memorandum, and has delivered or made available to InfoMed prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or in the past four years adopted, maintained by, sponsored in whole or in part by, or contributed to by any SCHI Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "SCHI Benefit Plans"). Any of the SCHI Benefit Plans which is an "employee pension benefit plan," as that term is defined in
Section 3(2) of ERISA, is referred to herein as a "SCHI ERISA Plan." No SCHI ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or a multiemployer plan within the meaning of
Section 3(37) of ERISA.

                   (b) All SCHI Benefit Plans are, and in their administration have been since inception, in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Except as set forth on Section 4.13 of the SCHI Disclosure Memorandum, each SCHI ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and SCHI is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No SCHI Company has engaged in a transaction with respect to any SCHI Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any SCHI Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                   (c) Except as disclosed in Section 4.13 of the SCHI Disclosure Memorandum, no SCHI Company has any Liability for retiree health and life benefits under any of the SCHI Benefit Plans, other than health continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and there are no restrictions on the rights of such SCHI Company to amend or terminate any such retiree health or life benefits without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on SCHI.

                   (d) Except as disclosed in Section 4.13 of the SCHI Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any SCHI Company from any SCHI Company under any SCHI Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any SCHI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on SCHI.

                   (e) Except as disclosed in Section 4.13 of the SCHI Disclosure Memorandum, SCHI has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any employee benefit plan, and no such increases or creation of benefits has been proposed, made the subject of representations to employees or been requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted.

                   (f) Except as disclosed in Section 4.13 of the Disclosure Memorandum, each SCHI Benefit Plan covers only employees who are employed by a SCHI Company (or former employees or beneficiaries with respect to service with a SCHI Company), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                   (g) SCHI is not in Default in performing any of its contractual obligations under any of the SCHI Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by any SCHI Company to any SCHI Benefit Plan with respect to any period ending before or at or including the date hereof have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected on the SCHI Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any SCHI Benefit Plan other than liabilities for benefits to be paid to participants in such SCHI Benefit Plan and their beneficiaries in accordance with the terms of such SCHI Benefit Plan.

                   (h) Except as set forth on Section 4.13 of the SCHI Disclosure Memorandum, to the Knowledge of SCHI, there are no pending or threatened claims by or on behalf of any SCHI Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of SCHI, InfoMed or any fiduciary of any such SCHI Benefit Plan, nor is there any basis for such a claim.

                   (i) SCHI has delivered or made available to InfoMed prior to the date hereof, copies of the following documents relating to the SCHI Benefit Plans:

                          (i) current Summary Plan Descriptions of each SCHI Benefit Plan subject to ERISA, and any similar descriptions of all other SCHI Benefit Plans;

                          (ii) the most recent Form 5500 and Schedules thereto for each SCHI Benefit Plan subject to ERISA's reporting requirements;

                          (iii) the most recent determination of the Internal
                 Revenue Service with respect to the qualified status of each SCHI ERISA Plan;

                          (iv) the most recent accountings with respect to any SCHI Benefit Plan funded through a trust; and

                          (v) the most recent determination of the Internal Revenue Service with respect to the qualified status of any SCHI Benefit Plan intended to qualify under Section 501(c)(9) of the Internal Revenue Code.

             4.14 MATERIAL CONTRACTS. Except as disclosed in Section 4.14 of the SCHI Disclosure Memorandum or otherwise reflected in the SCHI Financial Statements, none of the SCHI Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any SCHI Company or the guarantee by any SCHI Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any SCHI Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract with any of its Affiliates, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), and (vi) any Contract relating to the provision of data processing, network communication, or other technical services to any SCHI Company necessary to the operations of such SCHI Company and involving payments of $25,000 or more by an SCHI Company in any year (together with all Contracts referred to in Section 4.13(a) and all other Contracts to which an SCHI Company is a party and involving payments of $25,000 or more by or to an SCHI Company in any year, the "SCHI Contracts"). With respect to each SCHI Contract and except as disclosed in Section 4.14 of the SCHI Disclosure Memorandum: (w) the SCHI Contract is in full force and effect;
(x) no SCHI Company is in Default thereunder; (y) no SCHI Company has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of SCHI, in Default in any respect or has repudiated or waived any material provision thereunder. Except as disclosed in Section 4.14 of the SCHI Disclosure Memorandum, all of the indebtedness of any SCHI Company for money borrowed is prepayable at any time by such SCHI Company without penalty or premium.

             4.15 LEGAL PROCEEDINGS. Except as disclosed in Section 4.15 of the SCHI Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of SCHI, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any SCHI Company, or against any director, employee or employee benefit plan of any SCHI Company, or against any Asset, employee benefit plan, interest, or right of any of them nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any SCHI Company.

             4.16 REPORTS. Since January 1, 1993, or the date of organization if later, each SCHI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             4.17 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any SCHI Company or any Affiliate thereof to InfoMed pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any SCHI Company or any Affiliate thereof for inclusion in the Proxy Statement and Offering Statement (collectively, the "Offering Document") to be mailed to shareholders of SCHI in connection with the Shareholders' Meeting, and any other documents to be filed by an SCHI Company or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Offering Document, when first mailed to the shareholders of SCHI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Offering Document or any amendments thereof or supplements thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any SCHI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             4.18 TAX AND REGULATORY MATTERS. No SCHI Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (a) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             4.19 STATE TAKEOVER LAWS. Each SCHI Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover Laws (collectively, "Takeover Laws"), included Article 11 of the GBCC.

             4.20 CHARTER PROVISIONS. Each SCHI Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of any SCHI Company or restrict or impair the ability of InfoMed or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any SCHI Company that may be directly or indirectly acquired or controlled by it.


                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF INFOMED

             InfoMed hereby represents and warrants to SCHI as follows:

             5.1 ORGANIZATION, STANDING, AND POWER. InfoMed is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. InfoMed is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on InfoMed.

             5.2   AUTHORITY; NO BREACH BY AGREEMENT.

                   (a) InfoMed has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of InfoMed. This Agreement represents the legal, valid, and binding obligation of InfoMed, enforceable against InfoMed in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                   (b) Neither the execution and delivery of this Agreement by InfoMed, nor the consummation by InfoMed of the transactions contemplated hereby, nor compliance by InfoMed with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of InfoMed's Certificate of Incorporation or Bylaws, or (ii) except as disclosed in Section 5.2 of the InfoMed Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any InfoMed Company under, any Contract or Permit of any InfoMed Company or, (iii) subject to receipt of the requisite Consents referred to in Section 8.1(b), violate any Law or Order applicable to any InfoMed Company or any of their respective material Assets.

                   (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by InfoMed of the Merger and the other transactions contemplated in this Agreement.

             5.3   CAPITAL STOCK.

                   (a)    The authorized capital stock of InfoMed consists of
(i) 20,000,000 shares of InfoMed Common Stock, of which 2,298,040 shares are issued and outstanding as of the date of this Agreement, and (ii) 10,000,000 shares of InfoMed Preferred Stock, of which 315,000 shares are designated as the InfoMed Convertible Preferred Stock, of which 265,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of InfoMed Capital Stock are duly and validly issued and outstanding and fully paid and nonassessable. None of the outstanding shares of InfoMed Capital Stock has been issued in violation of any preemptive rights of the current or past shareholders of InfoMed.

                   (b) Except as set forth in Section 5.3(a) or as disclosed in Section 5.3 of the InfoMed Disclosure Memorandum, there are no shares of capital stock or other equity securities of InfoMed outstanding and no outstanding Rights relating to the capital stock of InfoMed.

             5.4 INFOMED SUBSIDIARIES. InfoMed has disclosed in Section 5.4 of the InfoMed Disclosure Memorandum all of the InfoMed Subsidiaries as of the date of this Agreement, identifying its jurisdiction of incorporation, each jurisdiction in which the character of its Assets or the nature or conduct of its business requires it to be qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership. Except as disclosed in Section 5.4 of the InfoMed Disclosure Memorandum, InfoMed or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each InfoMed Subsidiary. No capital stock (or other equity interest) of any InfoMed Subsidiary is or may become required to be issued (other than to another InfoMed Company) by reason of any Rights, and there are no Contracts by which any InfoMed Subsidiary is bound to issue (other than to another InfoMed Company) additional shares of its capital stock (or other equity interests) or Rights or by which any InfoMed Company is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Subsidiary (other than to another InfoMed Company). There are no Contracts relating to the rights of any InfoMed Company to vote or to dispose of any shares of the capital stock (or other equity interests) of any InfoMed Subsidiary. All of the shares of capital stock (or other equity interests of each InfoMed Subsidiary held by an InfoMed Company are fully paid and nonassessable and are owned by the

InfoMed Company free and clear of any Lien. Except as disclosed in Section 5.4 of the InfoMed Disclosure Memorandum, each InfoMed Subsidiary is a corporation, duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each InfoMed Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on InfoMed. The minute book and other organizational documents for each InfoMed Subsidiary have been made available to SCHI for its review, and, except as disclosed in Section 5.4 of the InfoMed Disclosure Memorandum, are true and complete as in effect as of the date of this Agreement and accurately reflect all amendments thereto and all proceedings of the Boards of Directors and shareholders thereof.

             5.5   SEC FILINGS; FINANCIAL STATEMENTS.

                   (a) InfoMed has timely filed and made available to SCHI all SEC Documents required to be filed by InfoMed since January 1, 1993 (the "InfoMed SEC Reports"). The InfoMed SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such InfoMed SEC Reports or necessary in order to make the statements in such InfoMed SEC Reports, in light of the circumstances under which they were made,
not misleading.   No InfoMed Subsidiary is required to file any SEC Documents.

                   (b) Each of the InfoMed Financial Statements (including, in each case, any related notes) contained in the InfoMed SEC Reports, including any InfoMed SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of InfoMed and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

             5.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since June 30, 1996, except as disclosed in the InfoMed Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 5.6 of the InfoMed Disclosure Memorandum, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on InfoMed, and (b) the InfoMed Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of InfoMed provided in Article 6.

             5.7   TAX MATTERS.

                   (a) All Tax Returns required to be filed by or on behalf of any of the InfoMed Companies have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all Tax Returns filed are complete and accurate. All Taxes shown on filed Tax Returns
have been paid.   There is no audit examination, deficiency, or refund
Litigation with respect to any Taxes, except as reserved against in the InfoMed Financial Statements or as disclosed in Section 5.7 of the InfoMed Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the InfoMed Companies.

                   (b) None of the InfoMed Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                   (c) The provision for any Taxes due or to become due for any of the InfoMed Companies for the period or periods through and including the date of the respective InfoMed Financial Statements that has been made and is reflected on such InfoMed Financial Statements is sufficient to cover all such Taxes.

                   (d) Deferred Taxes of the InfoMed Companies have been provided for in accordance with GAAP.

                   (e) None of the InfoMed Companies is a party to any Tax allocation or sharing agreement and none of the InfoMed Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was InfoMed) or has any Liability for Taxes of any Person (other than InfoMed and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                   (f) Each of the InfoMed Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                   (g) Except as disclosed in Section 5.7 of the InfoMed Disclosure Memorandum, none of the InfoMed Companies has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                   (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the InfoMed Companies that occurred during or after any taxable period in which the InfoMed Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1994.

             5.8 ASSETS. Except as disclosed in Section 5.8 of the InfoMed Disclosure Memorandum or as disclosed or reserved against in the InfoMed Financial Statements, the InfoMed Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the InfoMed Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with InfoMed's past practices. The accounts receivable of InfoMed as set forth on the most recent balance sheet included in the InfoMed Financial Statements delivered prior to the date of this Agreement or arising since the date thereof are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and, except in the case of contractually extended payment terms, are collectible within 120 days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the most recent balance sheet included in the InfoMed Financial Statements delivered prior to the date of this Agreement, the recorded allowance for bad debts on such balance sheet. The allowance for bad debts on the such balance sheet has been determined in accordance with GAAP. All inventory of the InfoMed Companies has been acquired and maintained in the ordinary course of business; is of good and merchantable quality; consists substantially of a quality, quantity and condition usable, leasable or saleable in the ordinary course of business; is valued at cost; and is not subject to any write-down or write-off. No InfoMed Company has any Liability with respect to the return of inventory in the possession of wholesalers, retailers or other customers. The fair market value of any capitalized research and development costs is at least equal to the carrying value thereof as reflected on the most recent balance sheet included in the InfoMed Financial Statements. All Assets which are material to InfoMed's business on a consolidated basis, held under leases or subleases by any of the InfoMed Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. InfoMed currently maintains insurance in amounts, scope and coverage which is adequate to meet the needs of the business of the InfoMed Companies. None of the InfoMed Companies has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims from amounts exceeding in any individual case $1,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any

InfoMed Company under such policies. The Assets of the InfoMed Companies include all assets required to operate the business of the InfoMed Companies as presently conducted.

             5.9 INTELLECTUAL PROPERTY. Each InfoMed Company owns or has a license or other right to use all of the Intellectual Property used by such InfoMed Company in the course of its business; and, for the Intellectual Property licensed to an InfoMed Company, such InfoMed Company has used such Intellectual Property in accordance with the license grant. Each InfoMed Company is the owner of or has a license to sell or sublicense any Intellectual Property sold, licensed or sublicensed to a third party by such InfoMed Company in connection with such InfoMed Company's business operations, and such InfoMed Company has the right to sell, license or sublicense any such Intellectual Property. No InfoMed Company is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of InfoMed threatened, which challenge the rights of any InfoMed Company with respect to Intellectual Property used, sold, licensed or sublicensed by such InfoMed Company in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. The use by InfoMed Companies of any Intellectual Property does not infringe any proprietary rights of any other person. Except as disclosed in Section 5.9 of the InfoMed Disclosure Memorandum, no InfoMed Company is obligated to pay any recurring royalties to any Person with respect to any such Intellectual Property. Except as disclosed in Section 5.9 of the InfoMed Disclosure Memorandum, every officer, director, or employee of any InfoMed Company is a party to a Contract which requires such officer, director or employee to assign any right, title or interest he or she may have in and to any Intellectual Property to an InfoMed Company and to keep confidential any trade secrets, proprietary data, customer information, or other business information of an InfoMed Company, and no such officer, director or employee is party to any Contract with any Person other than an InfoMed Company which requires such officer, director or employee to assign any interest in any Intellectual Property of an InfoMed Company to any Person other than an InfoMed Company or to keep confidential any trade secrets, proprietary data, customer information, or other business information of any Person other than an InfoMed Company. Except as disclosed in Section 5.9 of the InfoMed Disclosure Memorandum, no officer, director or, to the Knowledge of InfoMed, employee of any InfoMed Company is party to any Contract which restricts or prohibits such officer, director or employee from engaging in activities competitive with any Person, including any InfoMed Company.

             5.10  ENVIRONMENTAL MATTERS.

                   (a) To the Knowledge of InfoMed, each InfoMed Company and its Operating Properties are, and have been, in compliance with all Environmental Laws.

                   (b) There is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which any InfoMed Company or any of its Operating Properties (or InfoMed in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any InfoMed Company or any of its Operating Properties, nor is there any reasonable basis for any Litigation of a type described in this sentence.

                   (c) During the period of (i) any InfoMed Company's ownership or operation of any of their respective current properties, or (ii) any InfoMed Company's holding of a security interest in an Operating Property, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of (i) any InfoMed Company's ownership or operation of any of their respective current properties, or (ii) any InfoMed Company's holding of a security interest in a Operating Property, to the Knowledge of InfoMed, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property or Operating Property.

             5.11 COMPLIANCE WITH LAWS. Each InfoMed Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, and there has occurred no Default under any such Permit. Except as disclosed in Section 5.11 of the InfoMed Disclosure Memorandum, none of the InfoMed Companies:

                   (a) is in Default under its Certificate (or Articles, as applicable) of Incorporation or Bylaws (or other governing instruments); or

                   (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

                   (c) since June 30, 1995, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any InfoMed Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces
      (ii) threatening to revoke any Permits, or (iii) requiring any InfoMed Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to SCHI.

             5.12 LABOR RELATIONS. No InfoMed Company is the subject of any Litigation asserting that it or any other InfoMed Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other InfoMed Company to bargain with any labor organization as to wages or conditions of employment, nor is any InfoMed Company party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any InfoMed Company, pending or threatened, or to the Knowledge of InfoMed, is there any activity involving any InfoMed Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

             5.13  EMPLOYEE BENEFIT PLANS.

                   (a) InfoMed has disclosed in Section 5.13 of the InfoMed Disclosure Memorandum, and has delivered or made available to SCHI prior to the execution of this Agreement copies in each case of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently or in the past four years adopted, maintained by, sponsored in whole or in part by, or contributed to by any InfoMed Company or ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "InfoMed Benefit Plans"). Any of the InfoMed Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "InfoMed ERISA Plan." No InfoMed ERISA Plan is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or a multiemployer plan within the meaning of Section 3(37) of ERISA.

                   (b) All InfoMed Benefit Plans are, and in their administration have been since inception, in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws. Each InfoMed ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and InfoMed is not aware of any circumstances likely to result in revocation of any such favorable determination letter. No InfoMed Company has engaged in a transaction with respect to any InfoMed Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any InfoMed Company to a Tax imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA.

                   (c) Except as disclosed in Section 5.13 of the InfoMed Disclosure Memorandum, no InfoMed Company has any Liability for retiree health and life benefits under any of the InfoMed Benefit Plans, other than health continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and there are no restrictions on the rights of such InfoMed Company to amend or terminate any such retiree health or life benefits without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on InfoMed.

                   (d) Except as disclosed in Section 5.13 of the InfoMed Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any InfoMed Company from any InfoMed Company under any InfoMed Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any InfoMed Benefit Plan, or
(iii) result in any acceleration of the time of payment or vesting of any such benefit, where such payment, increase, or acceleration is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on InfoMed.

                   (e) Except as disclosed in Section 5.13 of the InfoMed Disclosure Memorandum, InfoMed has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any employee benefit plan, and no such increases or creation of benefits has been proposed, made the subject of representations to employees or been requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted.

                   (f) Except as disclosed in Section 5.13 of the InfoMed Disclosure Memorandum, each InfoMed Benefit Plan covers only employees who are employed by a InfoMed Company (or former employees or beneficiaries with respect to service with a InfoMed Company), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

                   (g) InfoMed is not in Default in performing any of its contractual obligations under any of the InfoMed Benefit Plans or any related trust agreement or insurance contract. All contributions and other payments required to be made by any InfoMed Company to any InfoMed Benefit Plan with respect to any period ending before or at or including the date hereof have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected on the InfoMed Financial Statements in accordance with GAAP. There are no material outstanding liabilities of any InfoMed Benefit Plan other than liabilities for benefits to be paid to participants in such InfoMed Benefit Plan and their beneficiaries in accordance with the terms of such InfoMed Benefit Plan.

                   (h) Except as set forth on Section 5.13 of the InfoMed Disclosure Memorandum, to the Knowledge of InfoMed, there are no pending or threatened claims by or on behalf of any InfoMed Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of Law which could reasonably be expected to result in liability on the part of InfoMed, SCHI or any fiduciary of any such InfoMed Benefit Plan, nor is there any basis for such a claim.

                   (i) InfoMed has delivered or made available to SCHI prior to the date hereof, copies of the following documents relating to the InfoMed Benefit Plans:

                          (i) current Summary Plan Descriptions of each InfoMed Benefit Plan subject to ERISA, and any similar descriptions of all other InfoMed Benefit Plans;

                          (ii) the most recent Form 5500 and Schedules thereto for each InfoMed Benefit Plan subject to ERISA's reporting requirements;

                          (iii) the most recent determination of the Internal
                 Revenue Service with respect to the qualified status of each InfoMed ERISA Plan;

                          (iv) the most recent accountings with respect to any InfoMed Benefit Plan funded through a trust; and

                          (v) the most recent determination of the Internal Revenue Service with respect to the qualified status of any InfoMed Benefit Plan intended to qualify under Section 501(c)(9) of the Internal Revenue Code.

             5.14 MATERIAL CONTRACTS. Except as disclosed in Section 5.14 of the InfoMed Disclosure Memorandum or otherwise reflected in the InfoMed Financial Statements, none of the InfoMed Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (b) any Contract relating to the borrowing of money by any InfoMed Company or the guarantee by any InfoMed Company of any such obligation (other than Contracts evidencing trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (c) any Contract which prohibits or restricts any InfoMed Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (d) any Contract with any of its Affiliates, (e) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap software licenses), (f) any Contract relating to the provision of data processing, network communication, or other technical services to any InfoMed Company necessary to the operations of such InfoMed Company and involving payments of $25,000 or more by an InfoMed Company in any year, and (g) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by InfoMed with the SEC as of the date of this Agreement that has not been filed as an exhibit to InfoMed's Form 10-K filed for the fiscal year ended June 30, 1995, or in an SEC Document and identified to SCHI (together with all Contracts referred to in Section 5.13(a) and all other Contracts to which an InfoMed Company is a party and involving payments of $25,000 or more by or to an InfoMed Company in any year, the "InfoMed Contracts"). With respect to each InfoMed Contract and except as disclosed in Section 5.14 of the InfoMed Disclosure Memorandum: (w) the Contract is in full force and effect; (x) no InfoMed Company is in Default thereunder; (y) no InfoMed Company has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of InfoMed, in Default in any respect or has repudiated or waived any material provision thereunder. All of the indebtedness of any InfoMed Company for money borrowed is prepayable at any time by such InfoMed Company without penalty or premium.

             5.15 LEGAL PROCEEDINGS. Except as disclosed in Section 5.15 of the InfoMed Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of InfoMed, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any InfoMed Company, or against any director, employee or employee benefit plan of any InfoMed Company, or against any Asset, employee benefit plan, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any InfoMed Company.

             5.16 REPORTS. Since January 1, 1993, or the date of organization if later, each InfoMed Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

             5.17 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any InfoMed Company or any Affiliate thereof to SCHI pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any InfoMed Company or any Affiliate thereof for inclusion in the Offering Document to be mailed to SCHI's shareholders in connection with the Shareholder's Meeting, and any other documents to be filed by any InfoMed Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Offering Document, when first mailed to the shareholders of SCHI, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Offering Document or any amendments thereof or supplements thereto, at the time of the Shareholders' Meeting be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such Shareholders' Meeting. All documents that any InfoMed Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

             5.18 AUTHORITY OF INFOSUB. As of the Effective Date, Infosub will be a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia as a wholly owned Subsidiary of InfoMed. The authorized capital stock of Infosub will consist of 1,000 shares of Infosub Common Stock, all of which will be validly issued and outstanding, fully paid and nonassessable and will be owned by InfoMed free and clear of any Lien. Infosub will have the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, will have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Infosub. This Agreement will represent the legal, valid, and binding obligation of Infosub, enforceable against Infosub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). InfoMed, as the sole shareholder of Infosub, will have voted prior to the Effective Time the shares of Infosub Common Stock in favor of approval of this Agreement, as and to the extent required by applicable Law.

             5.19 TAX AND REGULATORY MATTERS. No InfoMed Company or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b) or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

             5.20 STATE TAKEOVER LAWS. Each InfoMed Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any Takeover Law including Section 203 of the DGCL.

             5.21 CHARTER PROVISIONS. Each InfoMed Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and any other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the certificate of incorporation, Bylaws or other governing instruments of any InfoMed Company or restrict or impair the ability of InfoMed or any of its Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any InfoMed Company, that may be directly or indirectly acquired or controlled by it.


                                   ARTICLE 6
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

             6.1 AFFIRMATIVE COVENANTS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, and (c) take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 8.1(b) or 8.1(c), or (ii) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

             6.2 NEGATIVE COVENANTS OF SCHI. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, SCHI covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of InfoMed, which consent shall not be unreasonably withheld:

                   (a) except as expressly contemplated by this Agreement, amend the Articles of Incorporation, Bylaws or other governing instruments of any SCHI Company, or

                   (b) except as disclosed on Section 6.2 of the SCHI Disclosure Memorandum, incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of an SCHI Company to another SCHI Company) in excess of an aggregate of $50,000 (for the SCHI Companies on a consolidated basis) except in the ordinary course of the business of the SCHI Companies consistent with past practices, or impose, or suffer the imposition, on any Asset of any SCHI Company of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the SCHI Disclosure Memorandum); or

                   (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any SCHI Company, or declare or pay any dividend or make any other distribution in respect of SCHI's capital stock; or

                   (d) except for this Agreement, or pursuant to the exercise of outstanding stock options or warrants, or as disclosed in
      Section 6.2 of the SCHI Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of SCHI Common Stock or any other capital stock of any SCHI Company, or any stock appreciation rights, or any option, warrant, or other Right; or

                   (e) adjust, split, combine or reclassify any capital stock of any SCHI Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of SCHI Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any SCHI Subsidiary (unless any such shares of stock are sold or otherwise transferred to another SCHI Company) or (y) any Asset having a book value in excess of $10,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                   (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any investment in excess of $50,000, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned SCHI Subsidiary, otherwise acquire direct or indirect control over any Person, other than in connection with the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or acquire any Asset having a book value in excess of $10,000; or

                   (g) grant any increase in compensation or benefits to the employees or officers of any SCHI Company, except in accordance with past practice disclosed in Section 6.2 of the SCHI Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2 of the SCHI Disclosure Memorandum; and enter into or amend any severance agreements with officers of any SCHI Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any SCHI Company except in accordance with past practice disclosed in Section
      6.2 of the SCHI Disclosure Memorandum; or

                   (h) except as disclosed in Section 4.6(d) of the SCHI Disclosure Memorandum, enter into or amend any employment Contract between any SCHI Company and any Person (unless such amendment is required by Law) that the SCHI Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                   (i) except as disclosed in Section 6.2 of the SCHI Disclosure Memorandum, adopt any new employee benefit plan of any SCHI Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any SCHI Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                   (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                   (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any SCHI Company for material money damages or restrictions upon the operations of any SCHI Company; or

                   (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000), enter into Contract licensing any SCHI Intellectual Property to any Person other than an SCHI Company, or waive, release, compromise or assign any material rights or claims.

             6.3 NEGATIVE COVENANTS OF INFOMED. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, InfoMed covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of SCHI, which consent shall not be unreasonably withheld:

                   (a) except as expressly contemplated by this Agreement, amend the Certificate of Incorporation, Bylaws or other governing instruments of any InfoMed Company, or

                   (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a InfoMed Company to another InfoMed Company) in excess of an aggregate of $50,000 (for the InfoMed Companies on a consolidated basis) except in the ordinary course of the business of the InfoMed Companies consistent with past practices, or impose, or suffer the imposition, on any Asset of any InfoMed Company of any Lien or permit any such Lien to exist (other than in connection with Liens in effect as of the date hereof that are disclosed in the InfoMed Disclosure Memorandum); or

                   (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any InfoMed Company, or declare or pay any dividend or make any other distribution in respect of InfoMed's capital stock; provided, that InfoMed may pay cumulative dividends on the InfoMed Convertible Preferred Stock in the form of additional shares of InfoMed Convertible Preferred Stock issued to the holders of the InfoMed Convertible Preferred Stock; or

                   (d) except for this Agreement, or pursuant to the exercise of outstanding stock options or warrants or conversion of outstanding InfoMed Convertible Preferred Stock, or as disclosed in
      Section 6.3 of the InfoMed Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of InfoMed Common Stock or any other capital stock of any InfoMed Company, or any stock appreciation rights, or any option, warrant, or other Right; or

                   (e) adjust, split, combine or reclassify any capital stock of any InfoMed Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of InfoMed Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any InfoMed Subsidiary (unless any such shares of stock are sold or otherwise transferred to another InfoMed Company) or (y) any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                   (f) except for purchases of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any investment in excess of $50,000, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned InfoMed Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or acquire any Asset having a book value in excess of $10,000; or

                   (g) grant any increase in compensation or benefits to the employees or officers of any InfoMed Company, except in accordance with past practice disclosed in Section 6.3 of the InfoMed Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.3 of the InfoMed Disclosure Memorandum; and enter into or amend any severance agreements with officers of any InfoMed Company; grant any material increase in fees or other increases in compensation or other benefits to directors of any InfoMed Company except in accordance with past practice disclosed in Section 6.3 of the InfoMed Disclosure Memorandum; or

                   (h) enter into or amend any employment Contract between any InfoMed Company and any Person (unless such amendment is required by Law) that the InfoMed Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                   (i) except as disclosed in Section 6.3 of the InfoMed Disclosure Memorandum, adopt any new employee benefit plan of any InfoMed Company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any InfoMed Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                   (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                   (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any InfoMed Company for material money damages or restrictions upon the operations of any InfoMed Company; or

                   (l) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract (including any loan Contract with an unpaid balance exceeding $50,000), enter into any Contract licensing any InfoMed Intellectual Property to any Person other than an InfoMed Subsidiary, or waive, release, compromise or assign any material rights or claims.

             6.4 ADVERSE CHANGES IN CONDITION. On or before the earlier of the Effective Time or the termination of this Agreement in accordance with
Article 9, each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same. Each Party also agrees to deliver to the other copies of all monthly financial statements prepared in the ordinary course of business for use by management of such Party.

             6.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed by InfoMed with the SEC, such financial statements will fairly present the consolidated financial position of InfoMed as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed by InfoMed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

             7.1   SHAREHOLDER APPROVAL.   InfoMed shall take any action
required to be taken under the Securities Laws and applicable state Blue Sky or securities Laws in connection with the issuance of the shares of InfoMed Common
Stock upon consummation of the Merger.   SCHI shall call a Shareholders'
Meeting, to be held as soon as reasonably practicable, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (i) SCHI shall prepare, and InfoMed shall assist in the preparation of the Offering Document and mail such Offering Document to the shareholders of SCHI, (ii) InfoMed shall furnish to SCHI all information concerning it that SCHI may reasonably request in connection with the Offering Document, (iii) the Board of Directors of SCHI shall recommend to its shareholders the approval of the matters submitted for approval, and (iv) the Board of Directors and officers of SCHI shall use their reasonable efforts to obtain such shareholders' approval. The Parties shall take all action necessary or appropriate to cause the Merger to qualify for the exemption from the registration requirements of the 1933 Act provided by Rule 506 and comparable state Blue Sky or securities Laws. SCHI shall use its best efforts to obtain an executed SCHI Non-Accredited Shareholder Supplement from each SCHI Non- Accredited Shareholder as soon as practicable after delivery of the Offering Document. InfoMed and SCHI shall make all necessary filings with respect to the Merger under the Securities Laws.

             7.2 APPLICATIONS. Each Party shall promptly prepare and file, and cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

             7.3 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, SCHI shall execute and file, in connection with the Merger, the Certificate of Merger with the Secretary of State of the State of Georgia.

             7.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement. InfoMed shall (i) take all action necessary to cause Infosub to be incorporated and organized under the GBCC as a wholly owned Subsidiary of InfoMed, (i) take all action necessary to cause Infosub to execute and deliver this Agreement, and (iii) vote all of the outstanding shares of Infosub Common Stock to approve this Agreement.

             7.5   INVESTIGATION AND CONFIDENTIALITY.

                   (a) Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to the consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

                   (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

                   (c) Each Party shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an Acquisition

Proposal with respect to such Party to preserve the confidentiality of the information relating to it and its Subsidiaries provided to such Persons and their Affiliates and Representatives.

                   (d) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

             7.6 PRESS RELEASES. Prior to the Effective Time, SCHI and InfoMed shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
7.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

             7.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, neither Party nor any of their respective Affiliates or Representatives thereof retained by such Party or its Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Such Party, its Subsidiaries, Affiliates or Representatives shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but such Party may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations. A Party shall promptly advise the other Party following the receipt of any Acquisition Proposal and the details thereof, and advise such other Party of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Such Party shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

             7.8 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

             7.9 CERTAIN RIGHTS OF CERTAIN INFOMED SHAREHOLDERS. InfoMed shall obtain from each Person who is or was a purchaser of Convertible Preferred Stock pursuant to the agreements identified in Section 7.9 of the InfoMed Disclosure Memorandum an agreement, in form and substance reasonably acceptable to SCHI, providing for, among such other things as SCHI shall require, the conversion or exchange of such Convertible Preferred Stock into InfoMed Common Stock. InfoMed shall obtain from each holder of an InfoMed Warrant and shall use its reasonable efforts to obtain from each Person who possesses an InfoMed Option that does not contain standard anti-dilution provisions, an agreement containing such anti-dilution provisions, in the form and substance reasonably acceptable to SCHI.

             7.10 LARGE HOLDERS. Each Party shall, prior to the Closing, identify to the other each holder of such Party's common stock who, to the Knowledge of such Party, will acquire shares of InfoMed Common Stock by virtue of the Merger and who may be precluded by Rule 144 under the 1933 Act from selling or disposing of all of the shares of InfoMed Common Stock received by such holder in the Merger within a single calendar quarter in the absence of an effective registration statement therefor, or another exemption from registration, under the 1933 Act (each, a "Large Holder").


                                   ARTICLE 8
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

             8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 10.6:

                   (A) SHAREHOLDER APPROVAL. The shareholders of SCHI shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

                   (B) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                   (C) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 8.1(b)) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent so obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business assumptions of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                   (D) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

                   (E) TAX MATTERS. Each Party shall have received a written opinion of counsel from Alston & Bird or such other law firm reasonably acceptable to the Parties, in form reasonably satisfactory to such Parties (the "Tax Opinion"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of SCHI Common Stock for InfoMed Common Stock will not give rise to gain or loss to the shareholders of SCHI with respect to such exchange (except to the extent of any cash received), and (iii) none of SCHI, Infosub or InfoMed will recognize gain or loss as a consequence of the Merger (except for amounts resulting from any required change in accounting methods and any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code). In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of SCHI and InfoMed reasonably satisfactory in form and substance to such counsel.

                   (F) REGISTRATION RIGHTS AGREEMENT. InfoMed shall have executed and delivered to each Large Holder who has been identified as such pursuant to Section 7.10 a registration rights agreement in substantially the form of Exhibit 3 (the "Registration Rights Agreement").

                   (G) EMPLOYEE BENEFITS OPINION. Each Party shall have received an opinion of Powell, Goldstein, Frazer & Murphy, special counsel to SCHI, dated as of the Closing Date, in form reasonably satisfactory to InfoMed, as to the matters set forth in Exhibit 4.

                   (H) INFOMED FAIRNESS OPINION. InfoMed shall have received from a nationally recognized investment banking or valuation firm reasonably acceptable to each Party (it being agreed that Jeffries & Company is acceptable) an opinion to the effect that consideration to be paid in the Merger is fair, from a financial point of view, to InfoMed and its shareholders, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Time.

                   (I) SCHI FAIRNESS OPINION. The trustee of the Central Health Holding Company, Inc. Employee Stock Ownership Plan shall have received from a nationally recognized investment banking or valuation firm reasonably acceptable to each Party (it being agreed that Valuemetrics, Inc. is acceptable) an opinion to the effect that consideration to be paid in the Merger is fair, from a financial point of view, to the participants in such plan, and such opinion shall not have been withdrawn or modified in any material adverse respect as of the Effective Time.

                   (J) DELIVERY OF SUPPLEMENTS. InfoMed shall have received from the holders of not less than 95% of the outstanding SCHI Common Stock an executed SCHI Accredited Shareholder Supplement or SCHI Non-Accredited Shareholder Supplement.

             8.2 CONDITIONS TO OBLIGATIONS OF INFOMED. The obligations of InfoMed to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by InfoMed pursuant to Section 10.6(a):

                   (A)    REPRESENTATIONS AND WARRANTIES.  For purposes of this
      Section 8.2(b), the accuracy of the representations and warranties of SCHI set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of SCHI set forth in Section 4.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of SCHI set forth in Sections 4.15, 4.18, 4.19, and 4.20 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of SCHI set forth in this Agreement (including the representations and warranties set forth in Sections 4.3, 4.15, 4.18, 4.19, and 4.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on SCHI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                   (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of SCHI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                   (C)    CERTIFICATES.  SCHI shall have delivered to InfoMed
      (i) a certificate, dated as of the SCHI Effective Time and signed on its behalf by its president and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to SCHI and in
      Section 8.2(a) and 8.2(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by SCHI's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as InfoMed and its counsel shall request.

                   (D) OPINION OF COUNSEL. InfoMed shall have received an opinion of Alston & Bird, counsel to SCHI, dated as of the Closing, in form and substance reasonably acceptable to InfoMed.

             8.3 CONDITIONS TO OBLIGATIONS OF SCHI. The obligations of SCHI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by SCHI pursuant to Section 10.6(b):

                   (A)    REPRESENTATIONS AND WARRANTIES.  For purposes of this
      Section 8.3(a), the accuracy of the representations and warranties of InfoMed set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of InfoMed set forth in Section 5.3 shall be true and correct (except for inaccuracies which are de minimus in amount). The representations and warranties of InfoMed set forth in Sections 5.15, 5.19, 5.20 and 5.21 shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of InfoMed set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.15, 5.19, 5.20 and 5.21) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on InfoMed; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

                   (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of InfoMed to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                   (C)    CERTIFICATES.  InfoMed shall have delivered to SCHI
      (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as relates to InfoMed and in Section 8.3(a) and 8.3(b) have been satisfied, and (ii) certified copies of resolutions duly adopted by InfoMed's Board of Directors and shareholders and Infosub's Board of Directors and sole shareholder evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as SCHI and its counsel shall request.

                   (D) OPINION OF COUNSEL. SCHI shall have received an opinion of Smith, Gambrell & Russell, counsel to InfoMed, dated as of the Closing, in form and substance reasonably acceptable to SCHI.

                                   ARTICLE 9
                                  TERMINATION

             9.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of SCHI, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                   (a) By mutual consent of the Board of Directors of InfoMed and the Board of Directors of SCHI; or

                   (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 10 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non-breaching Party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching Party; or

                   (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 10 days after the giving of written notice to the breaching Party of such breach; or

                   (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of SCHI fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Shareholders' Meeting where such matters were presented to such shareholders for approval and voted upon; or

                   (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 1996, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 9.1(e); or

                   (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 9.1(e), and the failure to satisfy such condition precedent would result in a Material Adverse Effect on such Party.

             9.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (a) the provisions of this Section
9.2 and Article 10 and Section 7.5(b) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 9.1(b), 9.1(c) or 9.1(f) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

             9.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.3 and Articles 1, 2, 3 and 10.


                                   ARTICLE 10
                                 MISCELLANEOUS

             10.1  DEFINITIONS.

                   (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                   "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving the acquisition of such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

                   "Affiliate" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                   "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                   "Assets" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                   "Certificate of Merger" shall mean the Certificate of Merger to be executed by SCHI and filed with the Secretary of State of the State of Georgia relating to the Merger.

                   "Closing Date" shall mean the date on which the Closing occurs.

                   "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated February 1, 1996, between SCHI and InfoMed.

                   "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                   "Contract" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                   "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

                   "DGCL" shall mean the Delaware General Corporation Law.

                   "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                   "ERISA Affiliate" shall mean any trade, business, or corporation which together with an SCHI Company or an InfoMed Company, as applicable, is treated as a single employer for purposes of Section 414(b), (c) or (m) of the Internal Revenue Code.

                   "Exhibits" 1 through 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

                   "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                   "GBCC" shall mean the Georgia Business Corporation Code.

                   "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
      Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                   "InfoMed Capital Stock" shall mean, collectively, the InfoMed Common Stock, the InfoMed Preferred Stock and any other class or series of capital stock of InfoMed.

                   "InfoMed Convertible Preferred Stock" shall mean the InfoMed Preferred Stock designated as the "Class A Convertible Preferred Stock."

                   "InfoMed Common Stock" shall mean the $0.001 par value common stock of InfoMed.

                   "InfoMed Companies" shall mean, collectively, InfoMed and all InfoMed Subsidiaries.

                   "InfoMed Disclosure Memorandum" shall mean the written information entitled "InfoMed Holdings, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement to SCHI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                   "InfoMed Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of InfoMed as of March 31, 1996, and as of June 30, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended March 31, 1996, and for each of the three fiscal years ended June 30, 1995, 1994 and 1993, as filed by InfoMed in SEC Documents, and (ii) the consolidated balance sheets of InfoMed (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to March 31, 1996.

                   "InfoMed Preferred Stock" shall mean the $10.00 par value preferred stock of InfoMed.

                   "InfoMed Subsidiaries" shall mean the Subsidiaries of InfoMed, which shall include the InfoMed Subsidiaries described in
      Section 5.4 and any corporation or other organization acquired as a Subsidiary of InfoMed in the future and held as a Subsidiary by InfoMed at the Effective Time.

                   "Infosub Common Stock" shall mean the $1.00 par value common stock of Infosub.

                   "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                   "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                   "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should reasonably have been known after due inquiry by the chairman, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, any assistant or deputy general counsel, or any senior, executive or other vice president of such Person and the knowledge of any such persons obtained or which would have been obtained from a reasonable investigation.

                   "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                   "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                   "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, and (ii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                   "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

                   "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                   "Material Adverse Effect" on a Party shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of
      (a) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior written Consent of the other Party in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by this Agreement.

                   "NASD" shall mean the National Association of Securities Dealers, Inc.

                   "1933 Act" shall mean the Securities Act of 1933, as amended.

                   "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

                   "Offering Statement" shall mean an offering statement satisfying the requirements set forth in SEC Rule 502(b)(2) under the 1933 Act and comparable, applicable state Blue Sky or securities Laws.

                   "Operating Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

                   "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                   "Party" shall mean either SCHI or InfoMed, and "Parties" shall mean both SCHI and InfoMed.

                   "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                   "Person" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                   "Proxy Statement" shall mean the proxy statement prepared by SCHI and used by SCHI to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

                   "Regulatory Authorities" shall mean, collectively, the NASD, the SEC, the Federal Trade Commission, the United States Department of Justice, and all other federal, state, county, local or other governmental or regulatory agencies, authorities, instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                   "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

                   "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

                   "SCHI Accredited Shareholder" shall mean any holder of SCHI Common Stock who is, in the reasonable judgment of InfoMed, an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act.

                   "SCHI Accredited Shareholder Supplement" shall mean that certain Agreement provided to SCHI Accredited Shareholders pursuant to
      Section 3.2 and to be delivered and executed by each SCHI Accredited Shareholder.

                   "SCHI Class A Common Stock" shall mean the no par value Class A Common Stock of SCHI.

                   "SCHI Class B Common Stock" shall mean the no par value Class B Common Stock of SCHI.

                   "SCHI Common Stock" shall mean the SCHI Class A Common Stock and the SCHI Class B Common Stock.

                   "SCHI Companies" shall mean, collectively, SCHI and all SCHI Subsidiaries.

                   "SCHI Disclosure Memorandum" shall mean the written information entitled "Simione Central Holding Company, Inc. Disclosure Memorandum" delivered prior to the date of this Agreement (and as of September 13, 1996) to InfoMed describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                   "SCHI Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of SCHI as of June 30, 1996, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1996, included in the SCHI Disclosure Memorandum, (ii) the consolidated balance sheets (including related notes and schedules, if any) of SCHI as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1995, 1994 and 1993, to be delivered by SCHI to InfoMed as soon as practicable after the date of this Agreement (the "SCHI Audited Statements"), and (iii) the consolidated balance sheets of SCHI (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to June 30, 1996.

                   "SCHI Non-Accredited Shareholder" shall mean any holder of SCHI Common Stock who is not, in the reasonable judgment of InfoMed, an "accredited investor" within the meaning of Rule 501(a) under the 1933 Act.

                   "SCHI Non-Accredited Shareholder Supplement" shall mean that certain Agreement provided to the SCHI Non-Accredited Shareholders pursuant to Section 3.2 and to be delivered and executed by each SCHI Non-Accredited Shareholder.

                   "SCHI Stock Plan" shall mean the existing stock option, plans and other stock-based compensation plans of SCHI.

                   "SCHI Subsidiaries" shall mean the Subsidiaries of SCHI, which shall include the SCHI Subsidiaries described in Section 4.4 and any corporation or other organization acquired as a Subsidiary of SCHI in the future and held as a Subsidiary by SCHI at the Effective Time.

                   "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

                   "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

                   "Shareholders' Meeting" shall mean the meeting of the shareholders of SCHI to be held pursuant to Section 7.1, including any adjournment or adjournments thereof.

                   "Subsidiaries" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                   "Tax" or "Taxes" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                   "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

             (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

             Closing                                                                       Section 2.1
             Effective Time                                                                Section 1.2
             Exchange Agent                                                                Section 2.2(a)
             Exchange Ratio                                                                Section 1.3
             InfoMed Benefit Plans                                                         Section 5.13
             InfoMed Contracts                                                             Section 5.14
             InfoMed ERISA Plan                                                            Section 5.13
             InfoMed Pension Plan                                                          Section 5.13
             Large Holder                                                                  Section 7.10
             Merger                                                                        Preamble
             Offering Document                                                             Section 4.17
             SCHI Benefit Plans                                                            Section 4.13
             SCHI Contracts                                                                Section 4.14
             SCHI ERISA Plan                                                               Section 4.13
             SCHI Options                                                                  Section 1.7
             SCHI Warrants                                                                 Section 1.7
             Surviving Corporation                                                         Section 1.1
             Takeover Laws                                                                 Section 4.19
             Tax Opinion                                                                   Section 8.1(e)

                   (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." "Date of this Agreement" and words of similar import (such as "date hereof") shall mean September 5, 1996.

             10.2  EXPENSES.

                   (a) Except as otherwise provided in this Section 10.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

                   (b) Nothing contained in this Section 10.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

             10.3 BROKERS, TRUSTEES AND FINDERS. Except for The Robinson-Humphrey Company, Inc. and Valuemetrics, Inc. as to SCHI, and except for Jeffries & Company, Inc. as to InfoMed, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by SCHI or InfoMed, each of SCHI and InfoMed, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

             10.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.5(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

             10.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of SCHI Common Stock, there shall be made no amendment that reduces or modified in any material respect the consideration to be received by holders of SCHI Common Stock.

             10.6  WAIVERS.

                   (a) Prior to or at the Effective Time, InfoMed, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by SCHI, to waive or extend the time for the compliance or fulfillment by SCHI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of InfoMed under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of InfoMed.

                   (b) Prior to or at the Effective Time, SCHI, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by InfoMed, to waive or extend the time for the compliance or fulfillment by InfoMed of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of SCHI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of SCHI.

                   (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

             10.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

             10.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


             SCHI:                     Simione Central Holding, Inc.
                                       6650 Powers Ferry Road
                                       Atlanta, Georgia  30339
                                       Telecopy Number:  (770) 980-1867

                                       Attention: Gary Bremer, Chairman

             Copy to Counsel:          Alston & Bird
                                       1201 West Peachtree Street
                                       Atlanta, Georgia  30309-3424
                                       Telecopy Number:  (404) 881-7000

                                       Attention: George M. Maxwell, Jr., Esq.

             InfoMed:                  InfoMed Holdings, Inc.
                                       1180 S.W. 36th Avenue
                                       Pompano Beach, Florida 33069
                                       Telecopy Number:  (954) 975-3906

                                       Attention: Barrett C. O'Donnell

             Copy to Counsel:          Smith, Gambrell & Russell
                                       Atlanta Financial Center, Suite 1800
                                       3343 Peachtree Road, N.E.
                                       Atlanta, Georgia 30326-1010
                                       Telecopy Number:  (404) 264-2652

                                       Attention: Arthur Jay Schwartz, Esq.

             10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws.

            10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            10.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

            10.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

            10.13 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            10.14 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

             IN WITNESS WHEREOF, each SCHI and InfoMed has caused this Agreement to be executed on its behalf as of the day and year first above written and Infosub has caused this Agreement to be executed on its behalf on the date set forth below opposite its name.

                                         SIMIONE CENTRAL HOLDING, INC.


                                         By: /s/ Gary M. Bremer
                                             --------------------------------
                                             Chief Executive Officer


                                         INFOMED HOLDINGS, INC.


                                         By:  /s/ Barrett C. O'Donnell
                                             --------------------------------
                                             Chief Executive Officer


                                         INFOSUB, INC.


Dated:                                   By:
       --------------------                  --------------------------------
                                             President




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